BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Certified Copy

7/8/2021 4:46:18 PM

Work Order Number: W2021070801063
Reference Number: 20211589677
Through Date: 7/8/2021 4:46:18 PM
Corporate Name: MYSTIC HOLDINGS, INC.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20211589672	Certificate of Designation	9

Certified By: Ashley Pion
Certificate Number: B202107081814922
You may verify this certificate online at http://www.nvsos.gov

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Nevada Secretary of State

Filed in the Office of	Business Number E0246232016-5
Barbara K. Cegavske (signature)	Filing Number 20211589672
Secretary of State State Of Nevada	Filed On 7/8/2021 10:00:00 AM
	Number of Pages 9

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: MYSTIC HOLDINGS, INC. Entity or Nevada Business Identification Number (NVID): E0246232016-5
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Pursuant to paragraph 2 of the Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock, attached hereto
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X (signature) Date: July 6, 2021 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES A PREFERRED STOCK OF MYSTIC HOLDINGS, INC.,

a Nevada corporation

The undersigned, Lorenzo Barracco and Michael Cristalli each certify that:

1. Messrs. Barracco and Cristalli are the duly elected Chief Executive Officer and President of Mystic Holdings, Inc., a corporation, respectively, organized and existing under Chapter 78 of the Nevada Revised Statutes (the "Corporation").

2. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 78.195 of Chapter 78 of the Nevada Revised Statutes, said Board of Directors, pursuant to action taken by a Special Meeting of Directors on July 2, 2021, approved a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series A Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Amended and Restated Articles of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

TERMS OF SERIES A PREFERRED STOCK

Section 1. Designation and Amount. This series of Preferred Stock shall be comprised of one hundred fifty thousand (150,000) shares and shall be designated as "Series A Preferred Stock," of which up to one hundred six thousand seven hundred fifty-five and 27/100th shares (106,755.27) shall be issued pursuant to the Corporation's Rights Offering and the remaining shares will be reserved for future grants to existing directors and officers of the Corporation. As used herein, the term "Series A Preferred Stock" shall refer to shares of the Corporation's Series A Preferred Stock, $0.001 par value and the term "Common Stock" shall refer to the Corporation's Common Stock, $0.001 par value per share. The holders of the Series A Preferred Stock shall have the same rights, terms and preferences as the holders of Common Stock, and in addition thereto, the holders of the Series A Preferred Stock shall have the following rights as provided on this Certificate of Designation. The Corporation shall from time to time in accordance with the laws of the State of Nevada increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock.

Section 2. Dividends. No dividends shall be paid on the Series A Preferred Stock.

Section 3. Voting Rights.

3.1 Generally. Except as expressly provided by the Amended and Restated Articles of Incorporation (the "Articles"), of the Corporation, or as required by law, the holders of Common Stock and the Series A Preferred Stock shall vote together as a single class on all matters to be voted upon by shareholders, whether at a meeting or by written consent. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series A Preferred Stock

shall be entitled to vote one thousand one hundred (1,100) shares of Common Stock for each share of Series A Preferred Stock. For example, a holder of 1,000 Series A Preferred Stock would be entitled to vote 1,100,000 shares of Common Stock. Each holder of Series A Preferred Shares shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation (the "Bylaws"). Fractional votes shall be permitted for voting and on an as-converted basis.

3.2 Voting for Election of Directors. The authorized number of directors constituting the Board of Directors, and the manner in which such directors are to be elected, shall be as set forth in the Corporation's Articles and/or Bylaws, the provisions of Section 3.1 hereof and in any certificates of designation, voting or other agreements that may be entered into among the shareholders concerning the election of directors, provided, however, that so long as any shares of Series A Preferred Stock remain outstanding, three (3) of the directors of the Corporation shall be designated by the holders of the Series A Preferred Stock (the "Series A Directors" with each designated Series A Director herein referred to as a "Designee"). Each Designee shall serve as a Series A Director until the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class name a replacement for each Designee.

Section 4. Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) **Right to Convert**. From and after the day on which the Corporation issues shares of Series A Preferred Stock to a particular holder of Series A Preferred Stock (the "Issuance Date"), each one share of Series A Preferred Stock held by that holder shall be initially convertible at the option of the holder into an equal number of shares of Common Stock (such number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, the initial "Conversion Rate"). For purposes of clarification, the initial Conversion Rate shall be the quotient obtained by dividing (i) 1 initially by (ii) 1. Such "initial quotient" is 1. The number of shares of Common Stock to be issued upon conversion of Series A Preferred Stock shall be determined by dividing the number of shares of Series A Preferred Stock to be converted by 1. The Conversion Rate shall be subject to appropriate adjustment in the event of any stock dividend, forward stock split, or other similar recapitalization as set forth herein. Accordingly, if the Conversion Rate has been adjusted, the then-current Conversion Rate shall be utilized in lieu of 1.

(b) **Method of Conversion**. In order to convert Series A Preferred Stock into shares of Common Stock, a holder of Series A Preferred Stock shall:

i. complete, execute, and deliver to the Corporation and the Corporation's transfer agent (the "Transfer Agent"), the conversion certificate attached hereto as Exhibit A (the "Notice of Conversion"), and

ii. surrender the certificate or certificates representing the Series A Preferred Stock being converted (the "Converted Certificate") to the Corporation.

The Notice of Conversion shall be effective and in full force and effect for a particular date if delivered to the Corporation and the Transfer Agent on that particular date prior to 5:00 p.m., Pacific Standard Time, by facsimile transmission or otherwise, *provided, however,* that if such particular date is a business day, and provided that the original Notice of Conversion and the Converted Certificate are delivered to and received by the Transfer Agent within three (3) business days thereafter at current business address of the Transfer Agent (each such date shall be referred to herein as the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock to be issued upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Transfer Agent within three (3) business days following the Conversion Date, the Notice of

Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, instruct the Transfer Agent to return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Series A Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Transfer Agent shall advise the Corporation to deliver a certificate representing the remaining number of shares of Series A Preferred Stock not converted.

(c) **Legend**. Each certificate issued representing the shares of Common Stock issued upon a conversion shall bear a legend substantially in the following form:

> THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(d) **Absolute Obligation to Issue Common Stock**. Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Series A Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non-assessable shares of Common Stock and shall be issued to, delivered by overnight courier to, and received by such holder by the fifth (5th) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or its written instructions submitted together therewith.

(e) **Minimum Conversion**. No less than one thousand (1,000) shares of Series A Preferred Stock may be converted at any one time by a particular holder.

(f) **Fractional Shares**. Fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.

(g) **Costs**. The Corporation shall pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; *provided, however,* that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate

for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(h) **Valid Issuance**. All shares of Common Stock that shall be issued upon conversion of shares of Series A Preferred Stock into shares of Common Stock will, upon issuance by the Corporation in accordance with this Certificate of Designation, be duly and validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Section 5. Adjustments to Conversion Rate

(a) **Adjustments for Reverse Stock Splits and Combinations**. There shall be no adjustment to the Conversion Rate or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to any reverse stock split or combination.

(b) **Adjustments for Forward Stock Splits**. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock (also known as a forward stock split), the Conversion Rate (expressed as a quotient) in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Any adjustments under this Section 5(b) shall be effective at the close of business on the date the forward stock split becomes effective.

(c) **Adjustments for Certain Dividends and Distributions**. If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate (expressed as a quotient) shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

i. the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

ii. the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(d) **Adjustments for Other Dividends and Distributions**. If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date the Series A Preferred Stock was converted, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d) with respect to the rights of the holders of the Series A Preferred Stock; *provided, however,* that, if such record date shall have been fixed and such dividend is

not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and *provided, further, however*, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(e) **Adjustments for Reclassification, Exchange, and Substitution.** If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution, or otherwise (other than by way of a forward stock split of shares or stock dividends provided for in Sections 5(b), (c), and (d)), then, and in each event, an appropriate adjustment to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

(f) **Adjustment for Reorganizations, Mergers, Consolidations, or Sales of Assets**. If at any time or from time to time there shall be a capital reorganization of the Corporation (other than by way of a forward stock split of shares or stock dividends or distributions provided for in Sections 5(b), (c), and (d), or a reclassification, exchange, or substitution of shares provided for in Section 5(e)), or a merger or consolidation of the Corporation with or into another entity where the holders of the outstanding voting securities prior to such merger or consolidation do not own more than 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Corporation's properties or assets to any other person (each an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provision of this Section 5(f) with respect to the rights of the holders of the Series A Preferred Stock after such Organic Change to the end that the provisions of this Section 5(f) (including any adjustment in the Conversion Rate then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(g) **No Impairment**. The Corporation shall not, by amendment of its Articles of Incorporation or this Certificate of Designation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to provide the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission

prohibiting such conversion shall have been issued or (ii) an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such holder in an amount equal to 120% of the liquidation preference amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(h) **Certificates as to Adjustments**. Upon occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property that at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of the Conversion Rate in effect immediately prior to such adjustment.

Section 6. Reservation of Stock to be Issued Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all the then outstanding shares of Series A Preferred Stock.

Section 7. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

7.1 amend the Articles or the Corporation's Bylaws;

7.2 change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

7.3 reclassify or recapitalize any outstanding equity securities, or authorize or issue, or undertake an obligation to authorize or issue, any equity securities (or any debt securities convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

7.4 authorize or effect any transaction constituting a Liquidation Event (as defined in this subparagraph) under the Articles, or any other merger or consolidation of the Corporation. For purposes of the Articles, a "Deemed Liquidation" shall mean: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets (including an irrevocable or exclusive license with respect to all or substantially all of the Corporation's intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Corporation as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or its parent entity)), (C) authorize or effect any transaction liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, <u>provided, however</u>, that none of the following shall be considered a Deemed

Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock;

7.5 increase or decrease the size of the Board of Directors as provided in the Bylaws of the Corporation (unless approved by the Board of Directors, including the Series A Directors);

7.6 declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors including the Series A Directors);

7.7 redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors including the Series A Directors);

7.8 amend any stock option plan of the Corporation, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

7.9 replace the President and/or Chief Executive Officer of the Corporation (unless approved by the Board of Directors including the Series A Directors); unless the replacement results from a final, non-appealable order of a governmental agency having authority over the then business of the Corporation; or

7.10 transfer assets to any subsidiary or other affiliated entity.

Section 7. **Notices.** All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation shall give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock or (ii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation, or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 6th day of July, 2021.

Lorenzo Barracco, Chief Executive Officer

Michael Cristalli, President

EXHIBIT A

CONVERSION CERTIFICATE

MYSTIC HOLDINGS, INC.

Series A Preferred Stock

The undersigned holder (the "Holder") is surrendering to Mystic Holdings, Inc., a Nevada Corporation (the "Corporation"), one or more of the Holder's certificates that, immediately prior to the Conversion (as defined in the Certificate of Designation of the Series A Preferred Stock (the "Certificate of Designation")), represented shares of Series A Preferred Stock of the Corporation (the "Series A Preferred Stock") in connection with the conversion of all or a portion of such Series A Preferred Stock owned of record and beneficially by the Holder as of the Conversion Date (as defined in the Certificate of Designation) into that number of shares of Common Stock, $0.001 per value per share, of the Corporation (the "Common Stock") as set forth below.

1. The Holder understands that the Series A Preferred Stock was issued by the Corporation pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(a)(2) of the Securities Act or by Rule 506 of Regulation D, promulgated thereunder.

2. The Holder represents and warrants that the exchange of the Common Stock for the Series A Preferred Stock in favor of the Holder upon the Conversion shall be made pursuant to an exemption from registration under the Securities Act.

Number of Shares of Series A Preferred Stock Being Converted: ______________________

Number of Shares of Common Stock to be Issued: ________________________________

Conversion Date: ______________________

Delivery Instructions for Certificates of Common Stock and for new certificates representing any remaining shares of Series A Preferred Stock: ____

____

Name of Holder, Printed: ____

Signature of Holder: ____

Telephone Number of Holder: ____

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